Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
175 Water Street	Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com
New York, NY 10038	Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com
www.aig.com

AIG ADOPTS PROXY ACCESS

NEW YORK, November 16, 2015 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has amended AIG’s By-laws, enabling eligible shareholders to include their own director nominees in AIG’s proxy statement for its annual meeting. The Board proactively adopted these amendments, reflecting its strong commitment to corporate governance best practices.

“We are pleased to enact proxy access for our shareholders,” said Douglas M. Steenland, Non-Executive Chairman of the Board of AIG. “The AIG Board remains committed to strong corporate governance and continually evaluates AIG’s corporate governance practices to be consistent with the best interests of our shareholders.”

Under the By-law amendments, a shareholder or group of up to 20 shareholders who own at least 3% of AIG’s outstanding shares of Common Stock continuously for at least three years may nominate the greater of two candidates or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in the By-laws.
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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.